Exhibit 23.1




INDEPENDENT AUDITORS' REPORT


We consent to the incorporation by reference in the Registration Statement No. 333-68163 of Clark, Inc. on Form S-8, in the Registration Statement No. 333-68982 of Clark, Inc. on Form S-8, in the Registration Statement No. 333-46104 on Clark, Inc. on Form S-3 and in the Registration Statement No. 333-106538 on Form S-8 of our report dated March 5, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets"), appearing in this Annual Report on Form 10-K of Clark, Inc. and subsidiaries for the year ended December 31, 2003.


/s/ DELOITTE AND TOUCHE LLP


March 11, 2004